Exhibit 99.1
[Letterhead of DMC]

FOR IMMEDIATE RELEASE:	CONTACT:
Geoff High, Vice President of Investor Relations
303-604-3924

DYNAMIC MATERIALS REPORTS PRELIMINARY SECOND QUARTER SALES AND GROSS MARGIN

BOULDER, Colo. - July 19, 2016 - Dynamic Materials Corporation (DMC) (Nasdaq: BOOM) today announced preliminary second quarter sales of $41.3 million, down 8% versus $44.7 million reported in the 2015 second quarter. Management previously forecasted second quarter sales would be flat versus the same period last year. Gross margin for the quarter was 24%, down from 28% in the second quarter a year ago, and below a forecasted range of 28% to 30%. Selling, general and administrative expense was $8.9 million versus a prior forecast of $9.5 million. DMC will report approximately $830,000 in second-quarter restructuring charges associated with additional staff reductions at DynaEnergetics, the Company’s oilfield products business.

The lower-than-expected sales and gross margin results are attributable to a further decline in customer activity, unfavorable product mix and severe pricing pressure in the global oilfield services sector, which is the primary end market for DynaEnergetics. In addition, the Company’s NobelClad business reported shipments on a large project in the food/agricultural inputs industry were pushed into the third quarter.

DMC will report second quarter financial results and provide revised full-year 2016 guidance in its second quarter earnings announcement, which will be issued at 4:05pm Eastern on July 28, 2016.

About DMC
Based in Boulder, Colorado, DMC operates in two sectors: industrial infrastructure and oilfield products and services.  The industrial infrastructure sector is served by DMC’s NobelClad business, the world’s largest manufacturer of explosion-welded clad metal plates, which are used to fabricate capital equipment utilized within various process industries and other industrial sectors.  The oilfield products and services sector is served by DynaEnergetics, an international developer, manufacturer and marketer of advanced explosive components and systems used to perforate oil and gas wells. For more information, visit the Company’s website at: http://www.dmcglobal.com.

Safe Harbor Language
Except for the historical information contained herein, this news release contains forward-looking statements, including those related to timing of future product shipments. Expectations for future performance are dependent upon a number of factors, and there can be no assurance that the Company will achieve the results as contemplated herein. The accuracy of these statements cannot be guaranteed, as they are subject to a variety of risks, which are beyond the Company’s ability to predict or control, and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in the Company’s fiscal year 2015 Form 10-K on March 11, 2016, and subsequently filed documents.

###